Exhibit 99.1

FOR IMMEDIATE RELEASE

 INTER PARFUMS, INC. REPORTS RECORD SECOND QUARTER SALES

New York, New York, July 20, 2005 - Inter Parfums, Inc. (NASDAQ National Market: IPAR) today announced that 2005 second quarter net sales were $61.4 million, up 31% as compared to $46.7 million in the second quarter of last year.  At comparable foreign currency exchange rates, net sales for the second quarter were up 28%.  As such, first half 2005 net sales of  $132.5 million are running 26% ahead of 2004; at comparable foreign currency exchange rates, net sales are up 24%.  Inter Parfums plans to release operating results for the 2005 second quarter during the week of August 8, 2005.

Jean Madar, Chairman & CEO of Inter Parfums noted, "Burberry fragrance sales continued to lead our growth, thanks in great part to the newest fragrance family, Burberry Brit.  Lanvin fragrances, which were not included in first half 2004 sales, are running ahead of budget, and in the fall, our first new Lanvin fragrance, Arpege Pour Homme will debut and begin its worldwide rollout.  Paul Smith London's rollout in Western Europe and Japan has been well received following its debut in the UK, France and the U.S. in the second half of 2004.  Celine Fever, which was on the market for the final weeks of the first quarter, began to rollout in the second quarter.  In August, Tumulte, our new Christian Lacroix fragrance family, will debut.  Finally, we have Burberry Brit Gold launching in time for holiday 2005 sales."

Mr. Madar went on to say, "As reported yesterday, Inter Parfums signed an exclusive agreement for the design and manufacturing of personal care products under the Gap and Banana Republic brand names.   The new products which will be sold in Gap and Banana Republic North American stores are expected to launch at Banana Republic in the fall of 2006 and at Gap in 2007.  We envision incurring staffing, product development and other start-up expenses, including those of a third-party design and marketing firm.  In the second half of 2005, we anticipate that such expenses could aggregate between $1.5 million and $2.5 million.  Accordingly, we expect to adjust our earnings guidance for 2005 shortly."

Inter Parfums develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, S.T. Dupont, Paul Smith, Christian Lacroix, Celine, Diane von Furstenberg and Lanvin.  The Company also has controlling interest in Nickel S.A., a men's skin care company.  In addition, Inter Parfums is a leading producer and supplier of mass market fragrances, cosmetics and personal care products.  The Company's products are sold in over 120 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from projected results. Such factors include continuation and renewal of existing license agreements, effectiveness of sales and marketing efforts and product acceptance by consumers, dependence upon management, competition, currency fluctuation and international tariff and trade barriers and governmental regulation.  Given these uncertainties, persons are cautioned not to place undue reliance on the forward-looking statements.

Contact at	Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640 www.interparfumsinc.com	or	Investor Relations Counsel The Equity Group Inc. Linda Latman (212)836-9609 Andreas Marathovouniotis (212) 836-9611 www.theequitygroup.com